Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-108841) pertaining to the Voluntary Investment Program for Hourly Employees of Latrobe Steel Company of The Timken Company of our report dated June 20, 2008, with respect to the financial statements and schedule of the Voluntary Investment Program for Hourly Employees of Latrobe Steel Company included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 20, 2008